Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
Waste Services, Inc.
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-117912) and Form S-3 (File No. 333-139573) of Waste Services, Inc. of our reports dated December 18, 2009 on the financial statements of Miami-Dade County Operations, a division of Republic Services of Florida, a Limited Partnership as of and for the nine months ended September 30, 2009 and as of and for the year ended December 31, 2008, which reports are included in this Current Report on Form 8-K of Waste Services, Inc.
/s/ Crowe Horwath LLP
Fort Lauderdale, Florida
December 18, 2009